Exhibit 99.1



Contact:    Robert J. Hugin                    Brian P. Gill
            President and                      Vice President,
            Chief Operating Officer            Corporate Communications
            Celgene Corporation                Celgene Corporation
            (908) 673-9102                     (908) 673-9530


                 CELGENE CORPORATION ELECTS SOL J. BARER, PH.D.
                            TO CHAIRMAN OF THE BOARD

SUMMIT, N.J. - (JANUARY 2, 2007) - CELGENE CORPORATION (NYSE: CELG) announced that its Board of Directors elected Sol J. Barer, Ph.D., Chief Executive
Officer, to the additional position of Chairman of the Board, effective immediately. Dr. Barer has been our Chief Executive Officer since May 1, 2006, one of our Directors since March 1994, and is a member of the Executive Committee of our Board of Directors. Dr. Barer served as President from October 1993 to May 1, 2006, and our Chief Operating Officer from March 1994 to May 1, 2006.

John W. Jackson, Chairman of the Board, retired from that position on December 31, 2006. Mr. Jackson served as our Chairman of the Board since January 1996 and as the Chairman of the Executive Committee of our Board of Directors. Mr. Jackson served as Chief Executive Officer from January 1996 to May 1, 2006.

"In 2006, Sol led Celgene to another record performance," said John W. Jackson. "Under Sol's leadership the company has delivered outstanding results across all areas of our business and for our shareholders. Celgene has strong global leadership in place and is strategically positioned to maximize its global potential."

Jack Bowman, Lead Director of the Celgene Board of Directors said, "The Board has been impressed with Sol's leadership skills and strategic vision that will lead Celgene to the next level of growth. We are particularly pleased with the smooth transition of executive responsibilities executed this year. The Board recognizes and greatly appreciates John's extraordinary contributions to Celgene. The growth and performance of the Company during his tenure was unparalleled. He leveraged his strong entrepreneurial spirit with sound business acumen to build this Company into an established leader in the global biopharmaceutical industry."

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

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